SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 15, 2002

MANATRON, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-15264 (Commission File Number)	38-1983228 (IRS Employer Identification no.)

510 E. Milham Avenue Portage, Michigan (Address of principal executive offices)	49002 (Zip Code)

Registrant's telephone number,
including area code:  (616) 567-2900

Item 5.	Other Events.

          On February 25, 2002, the Town of Branford, Connecticut, filed suit against Liberty Mutual Insurance Company in the Federal District Court for the District of Connecticut. The complaint includes five counts. Count one alleges breach of the bond contract. Counts two, three and four allege misrepresentation, negligent misrepresentation and knowing misrepresentation on the part of the bonding company. Count five alleges that the bonding company breached its duty of good faith and fair dealing. The complaint seeks payment of the $538,000 penal sum of the bond, plus unspecified damages in excess of the penal sum. The complaint does not name Manatron, Inc. or any of its affiliates as a defendant, but Manatron, Inc. has received a letter from the bonding company stating that, pursuant to an indemnification agreement between Manatron, Inc. and the bonding company, it expects Manatron, Inc. to reimburse it for any and all losses, including attorney fees, in the matter. It is too early to form a meaningful opinion regarding the likely outcome of the matter, but Manatron, Inc., in conjunction with the bonding company, intends to vigorously pursue a favorable resolution of this suit.

          Safe Harbor Statement: The information provided in this Form 8-K may include forward-looking statements relating to future events, including statements regarding the Company's intentions, beliefs, and expectations with respect to the litigation described in this release. These statements are neither promises nor guarantees, but are subject to various risks and uncertainties that may cause actual results to differ materially from those expected, including the risk that the litigation process is inherently uncertain and unpredictable. The ultimate outcome of the litigation cannot presently be determined. The Company makes no commitment to disclose any revisions to such forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon these forward-looking statements. These and other risk factors are described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 15, 2002	MANATRON, INC. (Registrant) By: /s/ Paul R. Sylvester Paul R. Sylvester President, Chief Executive Officer and Director